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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Brightstar Corp.


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-118036 of Brightstar Corp. of our report dated July 30, 2004, relating to the consolidated financial statements of Brightstar Corp. as of December 31, 2002 and 2003 and for the years then ended (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the application of procedures relating to the retroactive revision to the 2001 consolidated financial statement to give effect to the stock split on December 30, 2003, to include the 2001 earnings-per-share amounts on the consolidated financial statements of income for the year ended December 31, 2001 and to include the disclosures required by Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which was adopted by the Company on January 1, 2003, related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

Miami, Florida
September 17, 2004